Exhibit 10.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of December 16, 2025, by and between Manufacturing 360, LLC (“Seller”), and Earth Sciences Fund I LLC, a limited liability company (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Seller is the record and beneficial owner of one (1) share of 2020 Series A Special Preferred Stock of RNWF (the “Control Share”), which carries voting rights equal to two times the aggregate number of all other issued and outstanding voting securities of RNWF combined, thereby granting the Control Share effective majority voting control over all matters requiring stockholder approval;

WHEREAS, based on the current outstanding capital stock of RNWF, which includes 2,814,061,314 shares of common stock issued and outstanding as of the Effective Date, the Control Share carries voting power equal to two times the aggregate number of all other issued and outstanding voting securities of RNWF combined, and therefore represents effective majority voting control over all matters requiring stockholder approval under Delaware law or applicable securities regulations;

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all right, title, and interest in and to the Control Share, free and clear of any liens, claims, or encumbrances, on the terms and subject to the conditions set forth in this Agreement. The Parties have agreed that the Purchase Price for the Control Share shall be as set forth in the Master Sales Agreement entered into between Seller and Buyer on the Effective Date;

WHEREAS, the acquisition of the Control Share by Buyer is a condition precedent to the execution and consummation of the coordinated transactions contemplated by the Master Sales Agreement, including the Share Exchange Agreement between RNWF and Kepler Fusion Technologies Inc. (“Kepler”);

WHEREAS, the Parties intend that this Agreement shall be executed simultaneously with, and form an integral part of, a coordinated set of agreements and transactions, including (a) the Master Sales Agreement entered into among the Parties, (b) the Share Exchange Agreement between RNWF and Kepler (collectively, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	Definitions

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” means this Stock Purchase Agreement, together with all schedules, exhibits, and other documents referenced herein or executed in connection herewith.

“Ancillary Agreements” means, collectively, the Master Sales Agreement, Share Exchange Agreement, including the Consulting Agreement between RNWF and RH2 Equity Partners, entered into concurrently with this Agreement, and any other agreements, instruments, or documents entered into by the Parties in connection with the Transaction.

“Applicable Law” means any federal, state, local, or foreign law, statute, ordinance, rule, regulation, order, judgment, decree, or other legal requirement applicable to the Parties or the transactions contemplated by this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks are authorized or required by law to be closed in New York, New York.

“Buyer” means Earth Sciences Fund I, LLC, a limited liability company, and its successors and assigns.

“Closing” means the consummation of the transactions contemplated by this Agreement, including the transfer of the Control Share from Seller to Buyer.

1

“Closing Date” means the date on which the Closing occurs, as mutually agreed by the Parties.

“Common Stock” means the shares of common stock, par value $0.001 per share, of RNWF.

“Company” means Renewal Fuels, Inc., a Delaware corporation, publicly traded under the ticker symbol “RNWF.”

“Control Share” means one (1) share of the Company’s 2020 Series A Special Preferred Stock, par value $0.0001 per share, held by Seller, which carries voting rights equal to two times the aggregate number of all other issued and outstanding voting securities of RNWF combined.

“Disclosure Schedules” means the schedules delivered by each Party to the other in connection with this Agreement, setting forth exceptions to the representations and warranties and other matters.

“Effective Date” means the date first written above on which this Agreement is executed and deemed effective by the Parties.

“RNWF” means Renewal Fuels, Inc., a Delaware corporation and the subject of the change-of-control transaction described herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 7.1(a) (Authority) and Section 7.1(b) (Ownership of Shares).

“Governmental Authority” means any U.S. federal, state, or local or non-U.S. government, governmental authority, regulatory or administrative agency, court, tribunal, or other body with jurisdiction over the Parties or the Transaction.

“Indebtedness” means, with respect to any Person, all obligations (a) for borrowed money, (b) evidenced by bonds, notes, or similar instruments, (c) for the deferred purchase price of goods or services outside the ordinary course of business, or (d) under capital leases.

“Lien” means any charge, claim, lien, pledge, security interest, encumbrance, mortgage, option, right of first refusal, or restriction of any kind.

“Material Adverse Effect” means any event, change, or effect that is materially adverse to the business, assets, financial condition, or operations of the applicable Party, or that would prevent or materially delay the consummation of the Transaction.

“Master Sales Agreement” means that certain Master Sales Agreement entered into as of December 16, 2025, by and among Seller and Buyer.

“OTC Markets” means the OTC Markets Group Inc. and the quotation system operated thereby, including OTC Pink and OTCQB.

“Party” means Seller or Buyer individually, and “Parties” means all of them collectively.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, governmental body, or other legal entity.

“Preferred Stock” means the 2020 Series A Special Preferred Stock of RNWF, par value $0.0001 per share, including the Control Share.

“Purchase Price” means one thousand dollars ($1,000) payable by Buyer to Seller for the Control Share, as required under the Letter of Intent dated November 27, 2025.

2

“Reverse Merger” means the transaction contemplated under the Share Exchange Agreement whereby Buyer shall become a wholly owned subsidiary of RNWF and RNWF shall become the publicly traded parent company of the combined enterprise.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means Manufacturing 360, LLC, a limited liability company, and the record and beneficial owner of the Control Share.

“Share Exchange Agreement” or “SEA” means that certain Share Exchange Agreement to be entered into by and between RNWF and Kepler.

“Stock Purchase Agreement” or “SPA” means this Agreement.

“Transaction” means the collective transactions contemplated by this Agreement, including the sale of the Control Share, the Reverse Merger, and the execution of the Ancillary Agreements.

“Transaction Agreements” means this Agreement, the Master Sales Agreement, the Share Exchange Agreement, and all other documents executed in connection with the Transaction.

2.	Purchase and Sale of the Control Share
2.1.	Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, and convey to Buyer, and Buyer agrees to purchase and accept from Seller, all right, title, and interest in and to the Control Share, free and clear of any liens, encumbrances, pledges, restrictions, charges, or claims of any kind, other than those arising under applicable federal and state securities laws.
2.2.	Purchase Price. In consideration for the sale and transfer of the Control Share, Buyer shall pay to Seller the $1,000 Purchase Price (as defined in Section 1), in immediately available lawful funds of the United States, via wire transfer to an account designated in writing by Seller prior to Closing. The Purchase Price shall not be subject to adjustment except as otherwise provided in this Agreement.
2.3.	Payment Timing. Payment of the Purchase Price shall be made simultaneously with the delivery of the Control Share and all related transfer instruments at the Closing.
2.4.	Delivery of Share. At Closing, Seller shall deliver to Buyer (or Buyer’s designee) one or more medallion-guaranteed stock powers, along with the original share certificates representing the Control Share (if certificated), duly endorsed for transfer, or such other evidence of transfer acceptable to the transfer agent of RNWF.
2.5.	No Assumption of Liabilities. Buyer shall not assume, and shall not be deemed to have assumed, any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, other than those expressly provided in this Agreement.
2.6.	Effect of Transfer. Upon the consummation of the transactions contemplated by this Agreement, Buyer shall own the Control Share and shall have all of the rights of a holder thereof, including the full voting rights associated with the Control Share.
2.7.	Acknowledgment of Control. Buyer acknowledges that, upon acquisition of the Control Share, Buyer will hold a majority of the total voting power of RNWF and shall have effective control over all shareholder-level decisions requiring approval under Delaware corporate law or applicable securities laws.
2.8.	No Further Rights. Except for the rights expressly granted in this Agreement, Buyer shall not have any right, title, or interest in or to any other assets of Seller or of RNWF. Buyer acknowledges that Seller makes no representations or warranties regarding RNWF or its business, operations, assets, liabilities, or prospects except as specifically stated in this Agreement.
2.9.	As-Is; No Reliance. Buyer acknowledges and agrees that:
a)	the Control Share is being sold on an “as-is, where-is” basis, with all faults and without any representation or warranty, express or implied, by Seller, except as expressly set forth herein;

3

b)	Buyer has conducted its own independent investigation, review, and analysis of RNWF and the Control Share and is not relying on any representation or warranty, oral or written, express or implied, of Seller or any of Seller’s representatives except as expressly set forth in this Agreement;
c)	Seller expressly disclaims any and all implied warranties, including any warranty of merchantability, fitness for a particular purpose, or non-infringement.
2.10.	Taxes. Any transfer taxes, stamp duties, or similar governmental charges arising in connection with the sale of the Control Share shall be borne by Buyer. Each Party shall be responsible for its own income tax obligations related to this Agreement.
2.11.	Further Assurances. Each Party agrees to execute and deliver such further documents and instruments and to take such further actions as may be reasonably necessary to effectuate the purposes of this Section 2 and to complete the sale and purchase of the Control Share as contemplated herein.
3.	Representations and Warranties
3.1.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:
3.1.1.	Authority. Seller has full legal right, power, and authority to execute and deliver this Agreement and each of the Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby.
3.1.2.	Title to Share. Seller is the sole legal and beneficial owner of the Control Share, free and clear of all liens, encumbrances, pledges, restrictions, charges, or claims of any kind, other than restrictions under applicable securities laws.
3.1.3.	Enforceability. This Agreement and each of the Transaction Documents have been duly authorized, executed, and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.
3.1.4.	No Conflicts. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated herein, do not and will not (a) violate any provision of applicable law or regulation; (b) conflict with any judgment, order, or decree applicable to Seller; or (c) require any consent or approval that has not been obtained.
3.1.5.	No Legal Proceedings. There is no action, suit, investigation, claim, arbitration, or legal proceeding pending or, to Seller’s knowledge, threatened against Seller that questions the validity of this Agreement or any of the transactions contemplated herein.
3.1.6.	No Brokers. No broker, finder, investment banker, or other intermediary is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller.
3.1.7.	Accredited Investor. Seller is an entity that qualifies as an ‘accredited investor’ under Rule 501(a) of Regulation under the Securities Act and is acquiring the consideration for its own account and not with a view to any resale or distribution thereof.
3.1.8.	Independent Legal Advice. Seller has had the opportunity to consult with legal and tax advisors of its choosing regarding this Agreement and the transactions contemplated herein.
3.1.9.	Sophistication. Seller is sufficiently experienced in financial and business matters to evaluate the merits and risks of the transactions contemplated herein.
3.1.10.	Valid Issuance. The Control Share were validly issued in accordance with the Company’s Certificate of Designation for the 2020 Series A Special Preferred Stock and applicable law and are duly authorized, fully paid, and non-assessable.
3.1.11.	No Governmental Approvals. No consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.
3.1.12.	No Other Representations. Except as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, at law or in equity, in respect of RNWF or the Control Share.
3.1.13.	Survival. The representations and warranties of Seller shall survive the Closing for a period of twelve (12) months.

4

3.2.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
3.2.1.	Organization and Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.
3.2.2.	Authorization; Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action. This Agreement and each of the Transaction Documents constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.
3.2.3.	No Conflicts. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein do not and will not (a) violate any provision of applicable law or regulation; (b) conflict with or result in a breach of Buyer’s articles of incorporation, bylaws, or other governing documents; or (c) require any consent or approval that has not been obtained.
3.2.4.	Investment Intent. Buyer is acquiring the Control Share for its own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act.
3.2.5.	Sophistication and Due Diligence. Buyer has conducted its own independent investigation and due diligence regarding RNWF and the Control Share and is capable of evaluating the risks and merits of acquiring the Control Share. Buyer acknowledges that except as expressly stated in this Agreement, neither Seller nor RNWF makes any representations or warranties regarding RNWF’s condition or prospects.
3.2.6.	No Brokers. No broker, finder, investment banker, or other intermediary is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.
3.2.7.	No Legal Proceedings. There is no action, suit, investigation, claim, arbitration, or legal proceeding pending or, to Buyer’s knowledge, threatened against Buyer that would affect Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

4.	Conditions to Closing
4.1.	Mutual Conditions. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by both Parties) of the following conditions on or prior to the Closing Date:
a)	No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order that is in effect and restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby.
b)	There shall be no pending or threatened litigation, arbitration or proceeding that seeks to restrain, enjoins, delay, or otherwise challenge the transactions contemplated by this Agreement.
4.2.	Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer) of the following additional conditions on or prior to the Closing Date:
a)	The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specific date, in which case it shall be true and correct as of such specific date).
b)	Seller shall have performed and complied in all material respects with all covenants, obligations, and agreements required to be performed by Seller under this Agreement on or prior to the Closing Date.
c)	Seller shall have delivered to Buyer all items required under Section 2.4, including stock powers, share certificates (if certificated), and any other documents reasonably requested by Buyer to effectuate the transfer of the Control Share.
d)	All required third-party consents and approvals, if any, shall have been obtained to the extent necessary to consummate the transactions contemplated hereby. The Control Share shall be delivered free and clear of all liens, pledges, restrictions, and other encumbrances, other than restrictions arising under applicable securities laws.

5

4.3.	Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller) of the following additional conditions on or prior to the Closing Date:
a)	The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specific date, in which case it shall be true and correct as of such specific date).
b)	Buyer shall have performed and complied in all material respects with all covenants, obligations, and agreements required to be performed by Buyer under this Agreement on or prior to the Closing Date.
c)	Buyer shall have delivered the Purchase Price to Seller in accordance with Section 2.2, and shall have delivered any other documents or instruments reasonably requested by Seller in connection with the Closing.
5.	Closing
5.1.	Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures on December 16, 2025, or at such other time and place as the Parties may mutually agree in writing (the “Closing Date”).
5.2.	Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to the satisfaction or written waiver, on or before the Closing Date, of the following conditions:
a)	The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and true and correct in all respects with respect to the Fundamental Representations set forth in Sections 3.1.1 through 3.1.4) as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date);
b)	Seller shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing Date;
c)	Seller shall have delivered the deliverables set forth in Section 2.4;
d)	Buyer shall have received evidence, in form and substance satisfactory to Buyer, that any known or material liabilities have been disclosed, resolved, or waived to Buyer’s satisfaction;
e)	No Order shall have been issued by any Governmental Authority preventing the Closing or rendering the transactions contemplated hereby illegal or unenforceable.
5.3.	Conditions to Seller’s Obligations. The obligations of Seller to consummate the Closing are subject to the satisfaction or written waiver, on or before the Closing Date, of the following conditions:
a)	The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date;
b)	Buyer shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing Date;
5.4.	Buyer shall have delivered the Purchase Price to Seller in accordance with Section 2.2.
5.5.	Waiver of Conditions. Any condition set forth in this Section 5 may be waived in writing at or prior to the Closing by the Party entitled to the benefit thereof.
6.	Covenants Prior to Closing
6.1.	Conduct of Business. From the date of this Agreement until the Closing, RNWF shall operate in the ordinary course of business consistent with past practice and shall not take any action outside the ordinary course without the prior written consent of Buyer.

6

6.2.	No Transfer of Interests. Seller shall not sell, assign, transfer, pledge, or otherwise dispose of any of the Control Share, or agree to do so, except as expressly contemplated by this Agreement.
6.3.	Exclusivity. Seller shall not, solicit, encourage, or engage in any negotiations with any third party relating to the sale or transfer of the Control Share or any change of control of RNWF, equity, or business, other than to Buyer, until the earlier of (a) the Closing or (b) the termination of this Agreement. Seller shall immediately terminate any prior discussions with third parties upon execution hereof.
6.4.	Notice of Material Events. Seller shall promptly notify Buyer of (a) any material breach of this Agreement, (b) any fact or circumstance that would cause any representation or warranty of Seller to be inaccurate, or (c) any event or change that would materially affect RNWF.
6.5.	Access and Cooperation. Seller shall provide Buyer and its representatives with reasonable access during normal business hours to RNWF’s books, records, personnel, properties, and other relevant information, and shall cooperate with Buyer in completing its confirmatory due diligence.
6.6.	Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including securing any required consents or approvals and satisfying the conditions to Closing.

6.7 Public Announcements. No Party shall make any public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s prior written consent, except as required by applicable Law or securities exchange rules (in which case, the disclosing Party shall provide the other Party with a reasonable opportunity to review and comment on such disclosure prior to its release) including compliance with Section 6 of the Letter of Intent.

7.	Indemnification
7.1.	Survival. The representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months, except (i) the Fundamental Representations (as defined in Section 1) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) claims arising from fraud or intentional misrepresentation shall survive indefinitely. All other representations and warranties shall survive for twelve (12) months following the Closing Date.
7.2.	Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer, its affiliates, and their respective officers, directors, managers, employees, equity holders, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, liabilities, damages, claims, costs, interest, awards, judgments, and expenses (including reasonable attorneys’ fees and costs of investigation and enforcement) (“Losses”) arising out of or resulting from:
a)	any breach of any representation or warranty made by Seller in this Agreement or in any certificate or document delivered pursuant hereto;
b)	any breach or non-fulfillment of any covenant or agreement of Seller in this Agreement;
c)	any liabilities or obligations associated with the Control Share arising prior to the Closing that are not expressly assumed by Buyer;
d)	any third-party claim relating to the ownership of the Control Share prior to the Closing;
e)	any taxes imposed on Seller with respect to the sale or transfer of the Control Share prior to the Closing Date;
f)	any debt, liability, or obligation of Seller or any of its affiliates or principals, whether known or unknown, fixed or contingent, secured or unsecured, including without limitation any obligations arising from or related to any Small Business Administration or other government-backed financing, credit facility, loan, guaranty, or personal guaranty. Seller acknowledges and agrees that all such indebtedness remains the sole responsibility and liability of the original obligor(s) and guarantor(s). Seller shall indemnify, defend, and hold harmless Buyer and its affiliates from and against any and all Losses asserted by any lender, governmental agency, or third party in connection with any such indebtedness.
7.3.	Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller and its affiliates, and its and their respective officers, managers, employees, equity holders, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from:
a)	any breach of any representation or warranty made by Buyer in this Agreement or in any document delivered pursuant hereto;
b)	any breach or non-fulfillment of any covenant, agreement, or obligation of Buyer in this Agreement;
c)	the operation of RNWF or its subsidiaries after the Closing Date.

7

7.4.	Limitations.
a)	No Party shall be liable for indemnification under Sections 7.2 or 7.3 unless the aggregate amount of Losses exceeds $50,000 (the “Basket”), in which case the indemnified Party shall be entitled to recover all Losses from the first dollar; provided, the Basket shall not apply to breaches of Fundamental Representations. The maximum liability of either Party under this Article shall not exceed ten percent (10%) of the aggregate fair market value of the Purchase Price (the “Cap”), except for breaches of Fundamental Representations or fraud/intentional misconduct (which shall have no Cap).
b)	No claim for indemnification shall be brought after expiration of the applicable survival period set forth in Section 7.1, except for claims properly noticed before such expiration.
7.5.	Procedures. The Party seeking indemnification shall promptly notify the indemnifying Party of any claim, demand, action, or proceeding for which indemnification is sought. The indemnifying Party shall have the right to assume and control the defense of any third-party claim, with counsel reasonably acceptable to the indemnified Party, at its expense, provided it timely acknowledges its indemnification obligations. The indemnifying Party shall advance reasonable defenses expenses to the indemnified Party upon request, subject to repayment if indemnification is not ultimately owed. The indemnified Party shall cooperate in good faith but shall not be required to admit liability or settle any matter without its written consent (not to be unreasonably withheld).
7.6.	Remedies Not Exclusive. The rights and remedies provided in this Section are cumulative and in addition to any other rights or remedies that may be available at Law or in equity.

8.	Termination

This Agreement may be terminated at any time prior to the Closing by mutual written consent of Buyer and Seller.

It may also be terminated by either Party if the Closing has not occurred on or before December 31, 2025 (the “Outside Date”); provided, however, that the right to terminate under this clause shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur by such date.

Buyer may terminate this Agreement in the event of a material breach by Seller of any representation, warranty, covenant, or agreement contained herein, which breach is not cured within ten (10) days following written notice thereof.

Likewise, Seller may terminate this Agreement in the event of a material breach by Buyer of any representation, warranty, covenant, or agreement contained herein, which breach is not cured within ten (10) days following written notice thereof.

In the event of any such termination, this Agreement shall become null and void and of no further force or effect, except that the provisions of Section 7 (Indemnification), if applicable, shall survive termination. Nothing in this Section shall relieve either Party from liability for any willful breach of this Agreement occurring prior to such termination. Sections 7 (Indemnification), and Section 9 (Miscellaneous) shall survive any termination; and Section 7 shall apply to any pre-termination breaches regardless of termination cause.

9.	Governing Law; Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, shall be resolved by final and binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. The arbitration shall be conducted before a single arbitrator seated in Los Angeles County, California. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either Party may apply to the state or federal courts located in Los Angeles County, California, or New Castle County, Delaware (for entity-specific matters) for equitable relief, including injunctive relief or specific performance, to enforce the terms of this Agreement, including without limitation Sections 7.

In any such arbitration or court proceeding, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing Party, in addition to any other relief to which it may be entitled.

8

10.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by email (with confirmation of transmission); (c) one (1) business day after being sent by a nationally recognized overnight courier (with tracking); or (d) three (3) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective addresses set forth below (or to such other address as may be designated by notice in accordance with this Section):

If to Buyer:

Earth Sciences Fund I LLC

401 N Carroll Ave., Ste. 192

Southlake, TX 76092

Email: legal@earthsciencesfund.com

Attention: Brent Nelson

If to Seller:

Manufacturing 360, LLC

8 The Green, Suite R

Dover, DE 19901

Email: richard@rh2equitypartners.com

Attention: Richard Hawkins

11.	Post-Closing Covenants
11.1.	Further Assurances. Following the Closing, each Party shall execute and deliver such additional documents, instruments, and assurances, and take such further actions, as may reasonably be requested by the other Party to carry out the purposes and intent of this Agreement.
11.2.	Record Retention. Each Party shall retain all material records relating to RNWF or the transactions contemplated herein for at least six (6) years after the Closing Date (or such longer period as required by applicable Law), and shall make such records available to the other Party upon reasonable request.
11.3.	Cooperation on Tax and Legal Matters. The Parties shall cooperate in good faith following the Closing to respond to any inquiries, audits, or other proceedings initiated by any Governmental Authority with respect to this Agreement, including making available documents, witnesses, and relevant information.

12.	Miscellaneous.
12.1.	Entire Agreement. This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, term sheets, letters of intent, negotiations, representations, and warranties, both written and oral, with respect to such subject matter. No Party shall be liable or bound to the other Party in any manner by any warranties, representations, or covenants except as specifically set forth in this Agreement.
12.2.	Amendments. This Agreement may not be amended, modified, or supplemented except by an instrument in writing signed by each of the Parties.
12.3.	Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
12.4.	Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
12.5.	Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement or any of its rights hereunder to any of its Affiliates or to any successor entity by merger, consolidation, or purchase of all or substantially all of its assets or equity, provided such successor assumes Buyer’s obligations without Seller’s consent. Any attempted assignment in violation of this provision shall be null and void.

9

12.6.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
12.7.	No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
12.8.	Remedies Cumulative. Except as otherwise expressly provided herein, any and all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained herein or available at law or in equity, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
12.9.	Further Assurances. Each of the Parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.
12.10.	Headings. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
12.11.	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered electronically (including by email of a PDF signature page or by DocuSign or similar e-signature service) shall be deemed original signatures for all purposes. This Agreement, the other Transaction Documents, and any amendments hereto are intended to be valid, binding, and enforceable in accordance with their terms under the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and the Uniform Electronic Transactions Act as codified in 6 Del. C. § 12A-101 et seq.

{Signature Page Follows}

10

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

SELLER:

Manufacturing 360, LLC

By: /s/ Richard Hawkins

Name: Richard Hawkins

Title: Sole Member

BUYER:

Earth Sciences Fund I LLC

By: /s/ Brent Nelson

Name: Brent Nelson

Title: CEO

11

EXHIBIT A

Wiring Instructions

Beneficiary

Beneficiary Name: RH2 Equity Partners

Account Number: 202505096461

Beneficiary Address: 8 The Green, Suite R, Dover, DE 19901

Receiving Bank Details

ABA Routing Number: 091311229

Bank Name: Choice Financial Group

Mercury uses Choice Financial Group as a banking partner.

Bank Address: 4501 23rd Avenue S, Fargo, ND 58104

 A-1